EXHIBIT 99.1

TPT Global Tech [OTCQB:TPTW] Raise $2M in Bridge Funding Pays Off Largest Toxic Debt Fund

SAN DIEGO, CA / ACCESSWIRE / October 19, 2021 / TPT Global Tech, Inc. (“TPTW, the Company or TPT Global Tech”) (OTCQB:TPTW) announced today that through its Investment Banking Firm Spartan Capital based in New York City the company raised $2,174,000 M USD bridge financing. Effective October 6, 2021, the Company consummated Securities Purchase Agreements with First Fire Global Opportunities Fund LLC (“First Fire”), Cavalry Investment Fund, LLC (Cavalry Investment Fund and Cavalry Fund 1, LLC (“Cavalry Fund 1”) (all together referred to as “Investors”) for the purchase of $2,174,000 convertible promissory notes (“Convertible Promissory Notes”). These Convertible Promissory Notes are due nine months from funding, have an original issue discount of 8% and interest rate at 10% per annum (default, as defined, at 24%). There is a mandatory conversion in the event a Nasdaq Listing prior to nine months from funding for which the Investors principal and interest balances will be converted at a price equal to 25% discount to the opening price on the first day the Company trades on Nasdaq. There is also a voluntary conversion of all principal and accrued interest at the discretion of the Investor at the lower of (1) 75% of the two lowest trade prices during the fifteen consecutive trading day period ending on the trading day immediately prior to the applicable conversion date or (2) discount to market based on subsequent financings with other investors. The Investors were given registration rights. The Convertible Promissory Notes may be prepaid in whole or in part of the outstanding balances at 115 % prior to maturity. 250,000,000 common shares of the Company have been reserved with the transfer agent for possible conversion. The use of proceeds will be for working capital and to pay off existing debt.

Termination of a Material Definitive Agreement

On March 18, 2019, the Company issued to the Investor a convertible promissory note in the principal amount of $600,000.00 (the “Auctus Promissory Note”) and Warrant Agreement (the “Auctus Warrant Agreement”) pursuant to that certain securities purchase agreement dated March 18, 2019 (the “Auctus SPA”) with Auctus Fund, LLC (“Auctus”). Pursuant to claims by Auctus that the Company had not complied with terms of the Auctus SPA, the Company and Auctus entered into a settlement agreement dated October 13, 2021 whereby the Company would pay $763,231.97 and allowance of Auctus exercising its right to exercise 15,000,000 warrants to purchase 15,000,000 common shares of common stock. Auctus agreed to limit the sale of common shares of the Company to 2,000,000 during each respective calendar week. At the time of the settlement agreement, the Company had recorded approximately $1,700,000 in accrued principal and interest and an additional derivative liability of approximately $3,800,000.

“We are very excited to complete the $2M bridge funding and pay off our largest toxic debt holder as we begin our $38M Reg A+ offering to investors. A successful raise coupled with continued debt reduction to our balance sheet will help the company move closer to our intended goal to up list to a major US Stock Exchange. “ says Stephen Thomas CEO of TPTW.

About TPT Global Tech

TPT Global Tech Inc. (TPTW) based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology and product distribution, media content for domestic and international syndication as well as technology solutions. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT’s cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today’s global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cellphone services, Mobile phones Cellphone Accessories and Global Roaming Cellphones.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as “believes,” “looking ahead,” “anticipates,” “estimates” and other terms with similar meaning. Specifically, statements about the Company’s plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

Contact:

Frank Benedetto
619-915-9422

SOURCE: TPT Global Tech, Inc.